Exhibit 10.6

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

THIS AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is entered into on                              , 2019 (the “Effective Date”) by and between Kura Sushi, Inc. (“Licensor”), a Japanese corporation having its registered address at 1-2-2 Fukasaka, Naka-ku, Sakai-shi, Osaka and Kura Sushi USA, Inc. (“Licensee”), a Delaware corporation having its principal place of business at 17932 Sky Park Circle, Suite H, Irvine, CA 92614 (collectively as the “Parties” and individually as a “Party”).

RECITALS

WHEREAS, Licensor is the owner of certain proprietary intellectual property and technology (“Licensed Intellectual Property,” as further described in Exhibit A) used in the operation of Restaurants (as such term is defined below), and of Intellectual Property Rights (as such term is defined below) therein;

WHEREAS, Licensor wishes to grant a license under Licensor’s Intellectual Property Rights to use Licensed Intellectual Property in connection with the Licensee’s operation of Restaurants;

WHEREAS, Licensor has agreed to grant to Licensee, and Licensee has agreed to receive, a license to use such Licensed Intellectual Property under Licensor’s Intellectual Property Rights therein on the terms and conditions of this Agreement; and

WHEREAS, this Agreement is intended to replace that certain License Agreement between the Parties dated March 14, 2018;

NOW, THEREFORE, in consideration of these premises, and of the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

These terms shall have the following meanings in this Agreement:

Section 1.1    Affiliate. “Affiliate” of a Party means any entity controlled by, controlling, or under common control with such Party, where “control” in any of the foregoing forms means ownership, either direct or indirect, of more than 50% of the equity interest entitled to vote for the election of directors or equivalent governing body. An entity shall be considered an Affiliate only so long as such entity continues to meet the foregoing definition.

Section 1.2    Confidential Information. “Confidential Information” shall have the meaning defined for that term in Article 6 (CONFIDENTIAL INFORMATION).

Section 1.3    Developed Technology. “Developed Technology” means all future technology created or developed by Licensee related to or derived from the Licensed Intellectual Property.

Section 1.4    Documentation. “Documentation” means any information, including, without limitation, instructions, manuals, work plans, online help files, or other materials, regarding the development, maintenance, or operation of the Restaurants, which have been delivered by Licensor to Licensee under this Agreement.

Section 1.5    Intellectual Property Rights. “Intellectual Property Rights” means any and all rights in the Territory that Licensor owns or has the right to license to Licensee (by whatever name or term known or designated) including, but not limited to rights in the following:

(a)    rights associated with works of authorship throughout the world, including but not limited to copyrights, copyright registrations, and moral rights;

(b)    trademarks, service marks and trade name rights and similar rights, trade secret rights, and any registrations therefor;

(c)    patents, patent applications, and other patent rights, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations of any of the foregoing, covering Licensor’s patents set forth in Exhibit A;

(d)    all other intellectual and industrial property rights (of every kind and nature and however designated), including logos, “rental” rights and rights to remuneration, whether arising by operation of law, contract, license, or otherwise; and

(e)    any additional applicable intangible property as defined under U.S. Treasury Regulation Section 1.482-4(b) (whether or not in documentary form and whether or not patentable, copyrightable or otherwise protectable under applicable laws).

Section 1.6    Net Sales. “Net Sales” shall be determined in accordance with U.S. generally accepted accounting principles (“GAAP”) for financial reporting purposes and shall mean the sales recognized by or for the account of Licensee from the operation of Restaurants. “Net Sales” shall not include the following:

(a)    Any government taxes or levies collected from customers with respect to Restaurant sales that are to be paid over to any applicable governmental authority; or

(b)    Any portion of the sales from the operation of Restaurants that is discounted or refunded by Licensee to a customer; or

(c)    Any revenues from an Affiliate.

Section 1.7    Restaurants. “Restaurants” means Kura Revolving Sushi Bar restaurants within the Territory.

Section 1.8    Territory. “Territory” means the United States of America.

Section 1.9    Third Party. “Third Party” means and includes any individual, corporation, trust, estate, partnership, joint venture, company, association, league, governmental bureau or agency, or any other entity regardless of the type or nature, which is not a Party or an Affiliate.

ARTICLE 2

LICENSE GRANTS

Section 2.1    License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the term of this Agreement an exclusive, royalty-bearing, non-transferable, non-sublicensable license to use the Licensed Intellectual Property in connection with the operation of Restaurants within the Territory, including to:

(a)    make, use, offer to sell, sell, import, advertise, market, and distribute the products and provide the services listed on Exhibit B and any other products or services that the Parties may agree upon in writing from time to time (collectively, the “Licensed Services”);

(b)    use the marks listed in Exhibit A (the “Licensed Marks”) as part of Licensee’s corporate name, company name, or trade name, as applicable, in connection with the Restaurants and the Licensed Services;

(c)     reproduce, publicly perform, transmit, publicly display, and distribute, and create derivative works based on the works listed on Exhibit A in connection with the Restaurants and Licensed Services.

Section 2.2    Delivery of Intellectual Property Rights. Upon the Effective Date, and thereafter if appropriate, Licensor shall make available to Licensee such Documentation and other elements of the Licensed Intellectual Property as necessary or appropriate for Licensee’s operation of Restaurants under the license granted in Section 2.1 (License).

Section 2.3    Ownership of Future Rights. All rights, title and interest in and to any Developed Technology and all work in progress related thereto (collectively, the “Future Rights”) developed solely by Licensee shall be owned exclusively by Licensee.

ARTICLE 3

RESERVATION OF RIGHTS AND PROTECTION OF

INTELLECTUAL PROPERTY RIGHTS

Section 3.1    Retention of Legal Ownership. The legal ownership of the Intellectual Property Rights is and shall at all times remain with Licensor, and Licensee shall not at any time during or after the expiration or termination of this Agreement in any way question or dispute the ownership thereof by Licensor or its licensors.

Section 3.2    Reservation of Rights. The licenses granted in Section 2.1 (License) above are granted solely to Licensee, and not, by implication or otherwise, to any parent, subsidiary or Affiliate of Licensee. Upon termination of this Agreement, Licensor reserves the right to revoke, at its sole discretion, all licenses granted in Section 2.1 (License).

Section 3.3    Patent and Trademark Prosecution and Maintenance. Subject to Section 3.4, for each patent and trademark included within the Licensed Intellectual Property Rights, Licensor shall prosecute and maintain each such patent and trademark at its sole cost and expense.

Section 3.4    Abandonment. If Licensor plans to abandon any patent or trademark included within the Licensed Intellectual Property Rights in the Territory, Licensor shall notify Licensee in writing at least sixty (60) days in advance of the due date of any payment or other action that is required to prosecute and maintain such patent or trademark. Following such notice, Licensee will have the right, in its sole discretion, to assume control and direction of the prosecution and maintenance of such patent or trademark at its sole cost and expense, provided that Licensor shall at all times remain the owner of such patent or trademark, which will continue to be licensed under this Agreement.

Section 3.5    Quality.

(a)    Quality Standards and Use Guidelines. Licensee acknowledges and is familiar with the high standards and reputation for quality symbolized by the Licensed Marks as of the Effective Date, and Licensee shall operate the Restaurants and use the Licensed Marks in a manner at least consistent with such quality standards and reputation. Licensee shall comply with Licensor’s guidelines and specifications regarding the style, appearance, and usage of the Licensed Marks.

(b)    Quality Control. Licensor may exercise quality control over all uses of the Licensed Marks under this Agreement to maintain the validity of the Licensed Marks and protect the goodwill associated therewith. For the purpose of monitoring Licensee’s compliance with Licensor’s quality standards and the other requirements set forth in this Section 3.5, at Licensor’s reasonable request: (i) Licensor (or its representative) may inspect Licensee’s facilities, on reasonable notice and during normal business hours; and (ii) Licensee shall submit to Licensor a representative sample of any use of the Licensed Marks by Licensee for Licensor’s review and approval, subject to Section 3.5(c). Licensee acknowledges and agrees that, based on the special relationship of trust between the Parties, Licensor may reasonably rely on Licensee to perform any inspection or review necessary to ensure Licensee’s compliance with Licensor’s quality standards and the other requirements set forth in this Section 3.5.

(c)    Approvals. Approval of any use by Licensee of the Licensed Marks, once given by Licensor, will continue in effect, without need for future approval, so long as Licensee’s use of the Licensed Marks in connection with the Licensed Services of the Restaurants continues to be substantially consistent with such previously approved use.

Section 3.6    Notices; Patent Marking. Licensee shall ensure that all use of Licensed Intellectual Property hereunder is accompanied by or marked with the appropriate proprietary rights notices, symbols, and legends as may be reasonably necessary under applicable law to maintain the Intellectual Property Rights and Licensor’s proprietary rights therein and in such order and manner as may be specified by Licensor. Without limiting the foregoing, Licensee shall comply with the patent marking provisions of 35 U.S.C. § 287(a) by marking all patented products covered by any patents licensed hereunder with the word “patent” or the abbreviation “pat.” and either the relevant patent numbers or a web address that is freely accessible to the public and that lists the relevant patent numbers.

Section 3.7    Enforcement of Intellectual Property Rights.

(a)    Notice of Infringement or Third-Party Claims. If either Party becomes aware of any actual, suspected, or threatened infringement, misappropriation, or other violation of any Licensed Intellectual Property and the Intellectual Property Rights by any third party in the Territory, or (b) any claim that any patent licensed hereunder is invalid or unenforceable, such Party shall promptly notify the other Party and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

(b)    Right to Bring Action or Defend. Licensor shall have the first right, but not the obligation, to bring an infringement action to enforce any Licensed Intellectual Property Rights, defend any declaratory judgment action concerning any Licensed Intellectual Property, and take any other lawful action reasonably necessary to protect, enforce, or defend any Licensed Intellectual Property and Licensed Intellectual Property Rights, and control the conduct thereof. If Licensor does not bring action with respect to any commercially significant third-party infringement within one hundred eighty (180) days of a request by Licensee, or earlier notifies Licensee in writing of its intent not to do so, then Licensee shall have the right, but not the obligation, to bring such an action and to control the conduct thereof.

(c)    Cooperation, Recovery, and Settlement. In the event a Party undertakes the enforcement or defense of any Licensed Intellectual Property Rights in accordance with this Section 3.7:

(i)    the other Party shall provide all reasonable cooperation and assistance, at the enforcing Party’s expense, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and being joined as a party to such action as necessary to establish standing;

(ii)    any recovery, damages, or settlement derived from such suit, action, or other proceeding will be applied first in satisfaction of any costs and expenses, including reasonable attorneys’ fees, of the enforcing Party, with any remaining amounts shared seventy five percent (75%) Licensor and twenty-five percent (25%) Licensee; and

(iii)    such Party may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of the other Party, provided that a Party shall not settle any such suit, action, or other proceeding in a manner that adversely affects the rights of the other Party with respect to the Licensed Technology or Licensed Intellectual Property Rights without the other Party’s prior written consent.

ARTICLE 4

ROYALTIES AND OTHER OBLIGATIONS

Section 4.1    Royalty. In consideration for the licenses granted under this Agreement, Licensee shall pay a royalty to Licensor at the rate of zero point five percent (0.5%) of Net Sales.

Section 4.2    Periodic Adjustment. The royalty percentage may be reviewed periodically by the Parties to ensure that it continues to reflect the arm’s length value of the licenses and rights granted to Licensee under the terms of this Agreement.

Section 4.3    Invoicing and Payments. Licensor shall issue an invoice at the end of each month, setting forth the Net Sales and total royalties due for that month. Licensee shall make payment for each invoice within thirty (30) days of the invoice statement date. Licensee may offset amounts due under this Agreement by outstanding balances owed Licensee from Licensor.

Section 4.4    Taxes. Each Party hereto shall be responsible for any and all taxes levied as a result of the performance of each Party’s respective activities under this Agreement. For the avoidance of doubt, either Party may withhold from payments such taxes as are required to be withheld under applicable law, and shall not be required to pay any additional amounts with respect to such withholding. If any tax is withheld by a Party (“Withholding Party”), such Withholding Party shall provide to the other Party (“Payee”) receipts or other evidence of such withholding and payment thereof to the appropriate tax authorities. The Withholding Party agrees not to withhold any taxes, or to withhold at a reduced rate, to the extent Payee is entitled to an exemption from, or reduction in the rate of, as appropriate, withholding under any applicable income tax treaty, provided that the Payee has provided the Withholding Party with appropriate certifications establishing such exemption or reduction in rate. If, after any remuneration is paid, it is determined by the appropriate taxing authorities that additional withholding taxes are due with respect to such withholding taxes, Payee shall directly pay such taxes or reimburse Withholding Party for any payment of such withholding taxes that Withholding Party makes (and shall provide the Withholding Party with receipts or other evidence of such payment thereof to the appropriate tax authorities).

Section 4.5    Audits. Licensee shall keep and maintain complete and accurate records of the transactions underlying the payments to be made hereunder for at least five (5) years, and shall, promptly upon request, allow Licensor or its designee to inspect, audit and make extracts or copies of such records for the purpose of ascertaining the correctness of such payments. If any examination and audit discloses any deficiency, Licensee shall pay the deficiency plus interest thereon at the short-term Applicable Federal Rate under U.S. Treasury Regulation Section 1.482-2(a), compounded quarterly from the date of the deficiency, to Licensor.

Section 4.6    Currency. All payments contemplated hereby or made by Licensee in connection herewith shall be made in the lawful currency of the United States or as mutually agreed to by the Parties.

ARTICLE 5

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 5.1    LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT AND SECTION 5.2, IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, LOSS OF DATA, OR LOSS OF USE, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 5.2    Third Party Infringement Claims. The term “Infringement Claim” shall mean and represent any claim that any Licensed Intellectual Property or Intellectual Property Rights infringe any third party’s intellectual property rights, including without limitation any patent, trade secret, copyrights, trademarks or trade names. Licensor shall defend, indemnify and hold harmless Licensee and its officers, directors, shareholders, Affiliates, agents, servants, representatives, and employees from and against all claims, demands, actions, proceedings, liabilities, losses, and damages, and all costs and expenses connected therewith, including reasonable attorneys’ fees, arising out of any actual, threatened or alleged Infringement Claim.

ARTICLE 6

CONFIDENTIAL INFORMATION

Section 6.1    Definition of Confidential Information. Confidential Information means all non-public, confidential, or proprietary information disclosed before, on or after the Effective Date, by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), including but not limited to information: (i) which is marked with “confidential” or a similar legend, or (ii) which is described orally and designated as confidential, or (iii) which would, under the circumstances, be understood by a reasonable person to be confidential (“Confidential Information”). Any unmarked or oral information relating to the operation of Restaurants conveyed during a meeting between employees of the Parties discussing Confidential Information will be Confidential Information by default whether or not declared confidential and whether or not it is subsequently described in writing. Upon subsequent disclosure of previously disclosed Confidential Information to the Receiving Party by the Disclosing Party, the information will remain Confidential Information even if not identified as confidential information at the subsequent disclosure.

Section 6.2    Confidentiality Obligations. The Receiving Party shall retain such Confidential Information in confidence, and shall not disclose it to any Third Party or use it for any purpose other than for purposes of this Agreement without the Disclosing Party’s prior written consent. Each Party shall use at least the same procedures and degree of care with respect to such Confidential Information which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Receiving Party will immediately give written notice to the Disclosing Party of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and the Receiving Party will assist the Disclosing Party in remedying such unauthorized use or disclosure.

Section 6.3    Compelled Disclosure. In the event that the Receiving Party or (to the knowledge of the Receiving Party) any of its representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demands or other similar processes) to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice of any such request or requirement sufficiently timely to allow the Disclosing Party adequate time to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

Section 6.4    Exceptions. Notwithstanding the foregoing, Confidential Information will not include information to the extent that such information:

(a)    was generally available to the public at the time of its disclosure to the Receiving Party hereunder;

(b)    became generally available to the public after its disclosure other than through an act or omission of the Receiving Party in breach of this Agreement; or

(c)    was subsequently lawfully and independently disclosed to the Receiving Party by a person other than the Disclosing Party without an obligation of confidentiality.

Section 6.5    Contractors. The Disclosing Party must give prior written approval to the form and terms of any contract that involves the use of any Disclosing Party Confidential Information by, or the disclosure of any Disclosing Party Confidential Information to, any Third Party (“Independent Contractor Agreement”). To the extent directed by the Disclosing Party, such disclosure will be conditioned upon such Contractor’s entering into a nondisclosure agreement (“Confidential Disclosure Agreement”) provided by the Disclosing Party, which agreement will take precedence over the Independent Contractor Agreement.

Section 6.6    Ownership of Materials. Each Receiving Party agrees that all Confidential Information received is and will remain the property of the Disclosing Party and that such shall not be copied or reproduced without the express permission of the Disclosing Party, except for such copies as may be reasonably necessary in order to accomplish the purpose of this Agreement. Upon written request of the Disclosing Party, the Receiving Party shall immediately discontinue all use of all Confidential Information of the Disclosing Party, and shall, at the Disclosing Party’s option, either destroy or return to the Disclosing Party all hard copies in its possession of such Confidential Information and any derivatives thereof (including all hard copies of any translation, modification, compilation, abridgement or other form in which the Confidential Information has been recast, transformed or adapted), and to delete all online electronic copies thereof; provided, however, that the Receiving Party may retain one (1) archival copy of the Confidential Information, which shall be used only in case of a dispute concerning this Agreement. Notwithstanding the foregoing, neither Party shall be required to destroy or alter any computer-based back-up files generated in the normal course of its business, provided that such files are maintained confidential in accordance with the terms of this Agreement for the full period provided for in Section 7.5 (Confidential Information).

Section 6.7    Equitable Remedies. Since unauthorized use or disclosure of the Disclosing Party’s Confidential Information will diminish the value to the Disclosing Party of its proprietary interests in the Confidential Information, if the Receiving Party breaches any of its obligations under this Article 6 (CONFIDENTIAL INFORMATION), the Disclosing Party shall be entitled to equitable relief to protect its interests therein, including, but not limited to, injunctive relief, as well as money damages.

ARTICLE 7

TERM AND TERMINATION

Section 7.1    Term. This Agreement shall enter into effect on the Effective Date and shall remain in full force and effect until terminated upon any terms and under any conditions that are mutually agreed upon in writing by the Parties, or terminated in accordance with Section 7.2 (Termination for Cause).

Section 7.2    Termination for Cause. This Agreement may be terminated by either Party, if the other Party is in material breach of this Agreement and fails to cure such breach within thirty (30) days following receipt of notice of such breach.

Section 7.3    Effect of Termination. Upon any termination of this Agreement, Licensee shall:

(a)    immediately cease to exercise all rights and licenses granted under this Agreement;

(b)    within thirty (30) days of the date of termination, at the option of Licensor, comply with the provisions of Section 6.6 (Ownership of Materials); and

(c)    upon request by Licensor, Licensee shall furnish Licensor with a certificate signed by an executive officer of Licensee verifying that the same has been done.

Section 7.4    Final Payment. Upon any termination, Licensee shall pay royalties to Licensor within thirty (30) days thereafter in accordance with Section 4.1 (Royalty) and Section 4.3 (Invoicing and Payments). In the event Licensee fails to promptly discontinue use of any Intellectual Property Rights as required by Section 7.3 (Effect of Termination), royalties shall continue to accrue in accordance with Section 4.1 (Royalty) until such use is actually discontinued. The continuation of royalties shall not be considered a license or otherwise prejudice or preclude the availability of any other remedies available to Licensor for Licensee’s breach of this Agreement.

Section 7.5    Confidential Information. With respect to each item of Confidential Information transferred under this Agreement, the provisions of Article 6 (CONFIDENTIAL INFORMATION) shall remain in effect until such time as the Receiving Party can demonstrate, using only legally admissible evidence, that such information is publicly known or was made generally available through no action or inaction of the Receiving Party.

Section 7.6    Survival. The terms and conditions of the following provisions shall survive termination or expiration of this Agreement: Article 1 (DEFINITIONS), Article 4 (ROYALTIES AND OTHER OBLIGATIONS), Article 5 (LIMITATION OF LIABILITY; INDEMNIFICATION), Article 6 (CONFIDENTIAL INFORMATION), and Article 8 (GENERAL PROVISIONS), and Section 3.1 (Retention of Legal Ownership), Section 3.2 (Reservation of Rights), Section 3.3 (Patent and Trademark Prosecution and Maintenance), Section 7.3 (Effect of Termination), Section 7.4 (Final Payment), Section 7.5 (Confidential Information) and Section 7.6 (Survival). In addition, the termination or expiration of this Agreement shall not relieve either Party of any liability under this Agreement that accrued prior to such termination or expiration.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1    Amendments. This Agreement may be amended or supplemented by additional written agreements, sections or certificates, as may be mutually determined in writing by the Parties from time to time to be necessary, appropriate or desirable to further the purpose hereof, to clarify the intention of the Parties, or to add to or modify the covenants, terms or conditions hereof or thereof.

Section 8.2    Assignment. Licensee may not assign the rights or delegate the performance of its obligations under this Agreement without the prior written consent of Licensor.

Section 8.3    Attorney’s Fees. The prevailing Party shall be entitled to recover from the losing Party the prevailing Party’s attorneys’ fees and costs incurred in any lawsuit or other action with respect to any claim arising from the facts or obligations set forth in this Agreement.

Section 8.4    Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until midnight local time on the next succeeding business day to exercise such privilege, or to discharge such duty.

Section 8.5    Counterparts. This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document.

Section 8.6    Disclosure in Compliance with Applicable Laws. Notwithstanding any other statement in this Agreement, Licensor may disclose this Agreement and/or its terms and conditions to the extent that such disclosure is necessary to comply with federal and state securities and other applicable laws. Further, in the exercise of their respective rights and the performance of their respective obligations under this Agreement, each Party shall comply with all applicable laws, regulations and orders of governments having jurisdiction over the Parties including, but not limited to, the U.S. Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq. Without limiting the generality of this Section 8.6, each Party shall obtain and shall maintain in full force and effect throughout the continuance of this Agreement all licenses, permits, authorizations, approvals, government filings, and registrations necessary or appropriate for the exercise of its rights and the performance of its obligations hereunder and shall provide copies of all such documents to the other Party at its request.

Section 8.7    Entire Agreement. This Agreement (including its Exhibits and any amendments) and the other documents referred to herein, contain the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all previous communications, representations, understandings and agreements (including that certain License Agreement between the Parties dated March 14, 2018), either oral or written, between the Parties with respect to the subject matter hereof.

Section 8.8    Governing Law and Jurisdiction. Any questions, claims, disputes or litigation concerning or arising from this Agreement shall be governed by the laws of the state of California, United States of America, without giving effect to the conflicts of laws principles of that state or doctrines of any other state of the United States, or any nation state. Each of the Parties agree to submit to the exclusive jurisdiction of the courts in the state of California and the United States Federal courts located there for any matter arising out of or relating to this Agreement. Notwithstanding the foregoing, in actions seeking to enforce any order or any judgment of any such courts located in the state of California, personal jurisdiction shall be nonexclusive.

Section 8.9    Headings; Construction. The headings in this Agreement are for convenience only and will not be construed to affect the meaning of any provision of this Agreement. Any use of “including” shall also be deemed to mean “including without limitation.”

Section 8.10    Litigation. A Party may not bring a lawsuit or other action upon a cause of action under this Agreement more than one (1) year after the occurrence of the event giving rise to the cause of action.

Section 8.11    Mutual Drafting. This Agreement is the joint product of the Parties hereto and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such Parties and counsel, and shall not be construed for or against either Party hereto on the basis of authorship thereof.

Section 8.12    Notices. Any notice required or permitted to be given to, or served upon a Party hereto pursuant to this Agreement shall be sufficiently given or served if sent to such Party by registered air mail, addressed to it as set forth above or to such other address as designated by written notice to the Party serving the notice.

Section 8.13    Relationship between Parties. The Parties shall at all times and for all purposes be deemed to be independent contractors and neither Party, nor either Party’s employees, representatives, subcontractors or agents, shall have the right or power to bind the other Party. This Agreement shall not itself create or be deemed to create a joint venture, partnership or similar association between the Parties or either Party’s employees, subcontractors or agents.

Section 8.14    Remedies Cumulative. A Party’s remedies under this Agreement are cumulative and shall not exclude any other remedy to which the Party may be entitled. Termination of this Agreement by a Party shall not adversely affect or impair such Party’s right to pursue any other remedy including, without limitation, the right to recover damages for all harm suffered as a result of the other Party’s breach or default.

Section 8.15    Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use good faith efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly affects the Parties’ intent in entering into this Agreement.

Section 8.16    Sufficiency of Consideration. The Parties jointly and severally represent, warrant and covenant that each has received full and sufficient consideration for all assignments, licenses and other grants made, and obligations undertaken, in this Agreement.

Section 8.17    Waiver. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action.

Section 8.18    Governing Language. The Parties acknowledge that this Agreement may be translated into the Japanese language. The Parties agree that the English language version of this Agreement shall be the original, governing instrument and understanding of the Parties, and any interpretation or construction of this Agreement shall be based on the English language version of this Agreement.

By their signatures, the authorized representatives of the Parties acknowledge the Parties’ acceptance of this Agreement:

KURA SUSHI, INC.

By:

Name:

Title:

Date:

KURA SUSHI USA, INC.

By:

Name:

Title:

Date:

EXHIBIT A

LICENSED INTELLECTUAL PROPERTY

Trademarks

Mark	Reg. No.	Issued	Goods/Services
KURA SUSHI	5,460,596	May 1, 2018	Restaurant services, bar services and food preparation services featuring sushi

KURA REVOLVING SUSHI BAR and Design	5,557,000	September 4, 2018	Restaurant services, bar services and food preparation services featuring sushi

Patents

Title	Pat. No.	Date of Patent
FOOD PLATE CARRIER	8,550,229 B2	October 8, 2013

FOOD MANAGEMENT SYSTEM	9,193,535 B2	November 24, 2015

Trade Secrets

N/A

Works

Mutenmaru and Other Characters

Documentation

N/A

EXHIBIT B

LICENSED SERVICES

Restaurant services, bar services and food preparation services featuring sushi and other Japanese food and beverages in connection with the operation of Kura Revolving Sushi Bar restaurants in the United States.